Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of Hexion Holdings Corporation of our report dated March 3, 2020, except for the effects of discontinued operations discussed in Note 4 and the change in composition of reportable segments discussed in Note 20 to the consolidated financial statements, as to which the date is March 10, 2021, relating to the financial statements of Hexion Inc. (Predecessor), which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Columbus, Ohio
September 29, 2021